Exhibit 99.1

Regulus Therapeutics Reports Second Quarter 2024 Financial Results and Recent Updates

Announced positive topline data from the third cohort of patients in the Phase 1b MAD study of RGLS8429 in autosomal dominant polycystic kidney disease (ADPKD)

On track for an End-Of-Phase 1 meeting by year-end

Appointed Rekha Garg, M.D., M.S., to Chief Medical Officer

Ended second quarter 2024 with cash, cash equivalents, and investments of $95.9 million;

Cash runway into H1 2026

SAN DIEGO, August 8, 2024 – Regulus Therapeutics Inc. (Nasdaq: RGLS), a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs (the “Company” or “Regulus”), today reported financial results for the second quarter ended June 30, 2024, and provided a corporate update.

“We were very pleased with the data we shared in the second quarter from our ongoing Phase 1b MAD study. Data from cohort three showed continued improvement on both polycystin and height adjusted total kidney volume (htTKV) after just three months of treatment, consistent with what was observed in cohort 2 but with greater mechanistic activity in polycystin changes and more patients showing reductions in kidney volume,” said Jay Hagan, CEO of Regulus. “This growing data set leaves us excited about the potential of RGLS8429 as a treatment for those living with ADPKD, a disease with high unmet need and limited treatment options. We remain on track to meet with FDA near the end of this year.”

Program Updates

RGLS8429 for ADPKD: In May 2024, the Company announced that it has advanced to the fourth cohort of patients in the Phase 1b MAD study of RGLS8429 in ADPKD. Patients in the fourth cohort are currently being enrolled and treated with an open label fixed dose of 300 mg of RGLS8429 every other week for three months. Enrollment in the fourth cohort is going well and we plan to provide topline data in early 2025 on a substantial number of subjects who will have completed the study.

In June 2024, the Company announced positive topline data from the third cohort of patients in Phase 1b MAD study of RGLS8429 in ADPKD. In the third cohort, 16 subjects were randomized 3:1 to receive either 3 mg/kg of RGLS8429 or placebo every other week for three months. RGLS8429 was well tolerated with no safety concerns. Results showed continued evidence of a mechanistic dose response based on urinary PC1 and PC2, with an increased dose response across patients compared to earlier cohorts. Further, a statistically significant percent change from baseline in PC1 and PC2 at 3 mg/kg compared to placebo was observed. The Company also conducted exploratory MRI imaging analysis which showed that 70% of patients showed reductions in height adjusted total kidney volume following completion of the 3 mg/kg dose level. Additionally, exploratory analyses showed correlations between increases in PC1, PC2 and reductions in htTKV. In July 2024, the Company presented additional analyses from the three completed cohorts, showing that RGLS8429 does not adversely impact kidney function as measured by blood urea nitrogen, kidney injury molecule and estimated glomerular filtration rate. Regulus plans to request an end of Phase 1 meeting with the U.S. Food and Drug Administration (FDA) in the fourth quarter of 2024 and discuss the potential for a pivotal Phase 2/3 study of RGLS8429 under an Accelerated Approval regulatory pathway.

Corporate Highlights

Strengthened executive leadership team through the promotion of Rekha Garg, M.D., M.S., to Chief Medical Officer. Dr. Garg has had extensive experience across multiple therapeutic areas including kidney disease at several companies including Sanifit Therapeutics, Infinity Pharmaceuticals, Amgen, and Eli Lilly.

Announced the addition of Regulus to the Russell 3000® and Russell 2000® Indexes. Membership in the US all-cap Russell 3000® Index remains in place for one year and means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index, as well as the appropriate Growth and Value Style indexes.

Financial Results

Cash Position: As of June 30, 2024, the Company had $95.9 million in cash, cash equivalents, and investments. The Company expects its cash runway to extend into H1 2026.

Research and Development (R&D) Expenses: Research and development expenses were $8.3 million and $14.3 million for the three and six months ended June 30, 2024, respectively, compared to $5.0 million and $9.9 million for the same period in 2023, respectively. These amounts reflect internal and external costs associated with advancing our clinical and preclinical pipeline.

General and Administrative (G&A) Expenses: General and administrative expenses were $4.0 million and $6.7 million for the three and six months ended June 30, 2024, respectively, compared to $2.3 million and $4.8 million for the same periods in 2023, respectively. These amounts reflect personnel-related and ongoing general business operating costs.

Net Loss: Net loss was $11.0 million, or $0.17 per share (basic and diluted), and $19.5 million, or $0.41 per share (basic and diluted), for the three and six months ended June 30, 2024, compared to $7.0 million, or $0.37 per share (basic and diluted), and $14.2 million, or $0.79 per share (basic and diluted), for the same period in 2023.

About ADPKD

Autosomal dominant polycystic kidney disease (ADPKD), caused by mutations in the PKD1 or PKD2 genes, is among the most common human monogenic disorders and a leading cause of end-stage renal disease. The disease is characterized by the development of multiple fluid filled cysts primarily in the kidneys, and to a lesser extent in the liver and other organs. Excessive kidney cyst cell proliferation, a central pathological feature, ultimately leads to end-stage renal disease in approximately 50% of ADPKD patients by age 60. Approximately 160,000 individuals are diagnosed with the disease in the United States alone, with an estimated global prevalence of 4 to 7 million.

About RGLS8429

RGLS8429 is a novel, next generation oligonucleotide for the treatment of ADPKD designed to inhibit miR-17 and to preferentially target the kidney. Administration of RGLS8429 has shown clear improvements in kidney function, size, and other measures of disease severity in preclinical models. Regulus announced completion of the Phase 1 SAD study in September 2022. The Phase 1 SAD study demonstrated that RGLS8429 has a favorable safety and PK profile. RGLS8429 was well-tolerated with no serious adverse events reported and plasma exposure was approximately linear across the four doses tested.

In the Phase 1b MAD study Regulus announced topline data from the first cohort of patients in September 2023, from the second cohort of patients in March 2024 and from the third cohort of patients in June 2024. Regulus initiated enrollment in the fourth cohort of patients in May 2024. Patients in the fourth cohort will receive an open label, 300 mg fixed dose of RGLS8429 administered every other week for three months. Initial topline data from the fourth cohort are expected in early 2025.

About Regulus

Regulus Therapeutics Inc. (Nasdaq: RGLS) is a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs. Regulus has leveraged its oligonucleotide drug discovery and development expertise to develop a pipeline complemented by a rich intellectual property estate in the microRNA field. Regulus maintains its corporate headquarters in San Diego, CA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the Company’s RGLS8429 program and preclinical pipeline, the potential that RGLS8429 may be eligible for an Accelerated Approval pathway, potentially achieving therapeutic efficacy and clinical translation for patients, the expected timing for reporting interim or topline data, and the timing and future occurrence of other preclinical and clinical activities. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Regulus’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the risk that the approach we are taking to discover and develop drugs is novel and may never lead to marketable products, that preliminary or topline results are based on a preliminary analysis of key efficacy and safety data, and such data may change following a more comprehensive review of the data related to the clinical trial and may not be indicative of future results, the FDA has not designated RGLS8429 for an Accelerated Approval pathway and such designation may not lead to a faster development, regulatory review or approval process and does not increase the likelihood that RGLS8429 will receive marketing approval, the risk that preclinical and clinical studies may not be successful, risks related to regulatory review and approval, risks related to our reliance on third-party collaborators and other third parties, risks related to intellectual property, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, the risk that additional toxicology data may be negative, and risks related to our ability to successfully secure and deploy capital. These and other risks are described in additional detail in Regulus’ filings with the Securities and Exchange Commission, including under the “Risk Factors” heading of Regulus’ quarterly report on Form 10-Q available on the Company’s website or at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Regulus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Cris Calsada

Chief Financial Officer

858-202-6376

ccalsada@regulusrx.com

Media Contact:

Sarah Sutton

Argot Partners

212-600-1902

regulus@argotpartners.com

Regulus Therapeutics Inc.

Selected Financial Information

Condensed Statement of Operations

(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	$8,309	$4,976	$14,349	$9,901
General and administrative	3,951	2,339	6,736	4,783

Total operating expenses	12,260	7,315	21,085	14,684

Loss from operations	(12,260)	(7,315)	(21,085)	(14,684)
Other income, net	1,225	303	1,581	533

Loss before income taxes	(11,035)	(7,012)	(19,504)	(14,151)
Income tax expense	(1)	(1)	(1)	(1)

Net loss	$(11,036)	$(7,013)	$(19,505)	$(14,152)

Other comprehensive loss:
Unrealized loss on investments, net	(42)	—	(87)	—

Comprehensive loss	$(11,078)	$(7,013)	$(19,592)	$(14,152)

Net loss per share, basic and diluted	$(0.17)	$(0.37)	$(0.41)	$(0.79)

Weighted average shares used to compute basic and diluted net loss per share:	64,465,185	19,101,969	47,105,993	17,979,343

	June 30, 2024	December 31, 2023
Cash, cash equivalents and investments	$95,929	$23,767
Total assets	104,119	30,750
Term loan, less debt issuance costs	—	1,334
Stockholders’ equity	98,181	21,187